EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Garden State Newspapers, Inc. for the registration of $50,000,000 of 8-3/4% Series B Senior Subordinated Notes Due 2009 and to the incorporation by reference therein of our report dated August 22, 1997, with respect to the consolidated financial statements of Garden State Newspapers, Inc. and Garden State Investments, Inc. included in the Garden State Newspapers, Inc. Annual Report (Form 10-K) for the year ended June 30, 1997, and our report dated March 27, 1998, with respect to the Financial Statements of Tower Media, Inc. for the year ended December 28, 1997, included in Garden State Newspapers, Inc.'s Form 8-K/A dated January 29, 1998, filed with the Securities and Exchange Commission.


                                   ERNST & YOUNG LLP



Denver, Colorado
May 7, 1998